EXHIBIT 10.3
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CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “***”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE EXCHANGE ACT OF 1934.
Collaboration And License Agreement
This Collaboration and License Agreement (this “Agreement”) is entered into on February 29, 2008 (the “Effective Date”) by and between Buck Institute for Age Research, a California non-profit public benefit corporation having a principal place of business at 8001 Redwood Boulevard, Novato, CA 94945 (“Institute”), and Neurobiological Technologies, Inc., a Delaware corporation having a principal place of business at 2000 Powell Street, Suite 800, Emeryville, California 94608 (“NTI”). Institute and NTI are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals
Whereas, NTI is a biotechnology company engaged in the business of in-licensing and developing central nervous system-related drug candidates;
Whereas, Institute is a non-profit research institute focused on aging and age-related disease;
Whereas, Institute possesses certain patent rights related to the Netrin-1 protein described in Exhibit A (“Netrin”) and the potential use of Netrin, which patent rights are jointly owned by Institute and the Centre National de la Recherche Scientifique (“CNRS”);
Whereas, pursuant to the terms of an Interinstitutional Agreement between CNRS and the Institute effective April 14, 2006 (the “CNRS Agreement”), CNRS has vested Institute with the exclusive responsibility for licensing both CNRS’ and Institute’s rights under the patent rights jointly owned by CNRS and Institute, and has consented to the grant of the license to NTI under such patent rights hereunder;
Whereas, NTI desires to fund, and Institute agrees to collaborate with NTI to perform, research related to Netrin in order to discover and develop pharmaceutical products that incorporate or are based on Netrin to treat certain diseases in humans; and
Whereas, in the event that Institute and NTI, at their sole discretion, agree to have the CNRS Laboratory “Apoptose, cancer et développement — UMR 5238” (the “CNRS Laboratory”) participate in the collaboration and, as a result of the collaboration, personnel in the CNRS Laboratory conceive, generate, discover or create identifiable know-how or a patentable invention in the framework of the collaboration, CNRS shall not be considered as a Third Party. In such event, an addendum shall be drafted between the Parties and CNRS to memorialize the participation of CNRS in the collaboration, which addendum shall be consistent with the principles established in the present Agreement.

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Whereas, NTI desires to obtain, and Institute and CNRS are willing to grant to NTI an exclusive, worldwide license under their respective patent rights relating to Netrin, and Institute is willing to grant to NTI, an exclusive, worldwide license under its patent rights and technology resulting from the performance of the research funded by NTI hereunder to develop and commercialize pharmaceutical products that incorporate or are based on Netrin on the terms and conditions provided in this Agreement.
Now, Therefore, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties hereby agree as follows:
Agreement
1. Definitions.
As used herein, the following terms shall have the following meanings:
1.1 “Affiliate” means any entity that, directly or indirectly, through one or more intermediates, is controlled by, controls, or is under common control with NTI or Institute, as the case may be, as of or after the Effective Date. For purposes of this definition only, the term “control” means the possession of the power to direct or cause the direction of the management and policies of an entity, whether by ownership of voting stock or partnership interest, by contract or otherwise, including direct or indirect ownership of more than fifty percent (50%) of the voting interest in the entity in question; provided, however, that if local law requires a minimum percentage of local ownership, control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests.
1.2 “Claims” has the meaning set forth in Section 9.1.
1.3 “Clinical Candidate” shall mean a Product candidate for which NTI has initiated the preparation of an IND.
1.4 “Commercially Reasonable Efforts” means, as applied to a Party, those efforts and diligence (including with respect to the allocation of resources and personnel) consistent with the reasonable efforts and diligence that would be typically exerted by a biotechnology or pharmaceutical company in a similar circumstance in pursuing the research, development, and commercialization of products of similar nature and comparable market potential. With respect to NTI, NTI shall be deemed to be using Commercially Reasonable Efforts as long as it is expending not less than $* * * per year on Product development during the period from the end of the Research Program Term until the initiation of the first Phase II Clinical Trial of a Product and thereafter not less than $* * * per year on Product development until the completion of the first Phase III Clinical Trial of a Product.

* * *	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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1.5 “Control” or “Controlled” means the ability and the right of a Party to grant a license or sublicense as provided for herein to the other Party without either (a) creating an obligation of such Party to make any payments to any Third Party in consideration therefor, or (b) violating the terms of any agreement or other arrangement with any Third Party.
1.6 “Damages” means any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants, and expert witnesses incurred by a Party hereto (including any interest payments which may be imposed in connection therewith).
1.7 “FDA” means the United States Food and Drug Administration or any successor thereto having the administrative authority to regulate the investigation, development, and marketing of human pharmaceutical products in the United States.
1.8 “First Commercial Sale” means, with respect to a Product, the first sale of such Product by NTI or its Sublicensees to a Third Party following receipt of Marketing Authorization in the country or territory of sale; provided, however, that Product shipped by NTI or its Sublicensees to a Third Party prior to receipt of Marketing Authorization therefor in a particular country or territory where such Product is intended for sale shall be deemed for the purposes hereof a First Commercial Sale to the extent such Product is sold to a Third Party for sale in that country or territory after such Marketing Authorization is obtained.
1.9 “FTE” means the full-time equivalent effort, based on an employee working one thousand eight hundred eighty (1,880) hours per year, of one employee who participates directly in the research and development activities contemplated under this Agreement and who has appropriate scientific or technical expertise given his/her responsibilities under the Research Plan.
1.10 “Good Laboratory Practices” or “GLP” means the regulations set forth in 21 C.F.R. Part 58 and the requirements thereunder imposed by the FDA, and the equivalent thereof in jurisdictions outside the United States.
1.11 “IND” means an investigational new drug application and associated documents required to be filed with the FDA or a comparable government agency outside of the United States to obtain approval to commence human clinical trials of a Product.
1.12 “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions (patentable or otherwise), developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data, analytical and quality control data, stability data, studies, and procedures.

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1.13 “Institute Patent Rights” means (a) U.S. provisional patent application serial number 60/792,369, and any U.S. non-provisional patent application claiming the benefit of or priority to U.S. provisional patent application serial number 60/792,369, including all continuations and divisions thereof; (b) International patent application serial number PCT/US2007/009394 and Taiwanese patent application number 096113221 and any U.S. non-provisional patent application claiming the benefit of or priority to PCT/US2007/009394 including any continuations and divisionals thereof; (c) continuations-in-part applications filed at any time during the term of the Agreement, to the extent they claim subject matter specifically described in, the patent applications in (a) and (b); (d) U.S. patents issuing from any of the patent applications set forth in (a), (b) and (c), including, without limitation, all extensions, registrations, confirmations, reissues, substitutions, revalidations, reexaminations, renewals, or any like filings thereof; and (e) all counterparts to any of the foregoing patents and patent applications set forth in (a), (b), (c) and (d) filed in or issued by any country or jurisdiction other than the United States.
1.14 “Joint Program Inventions” has the meaning set forth in Section 6.1.
1.15 “Joint Research Committee” or “JRC” has the meaning set forth in Section 2.1(a).
1.16 “Marketing Authorization” means the requisite governmental approval for the marketing and sale of a Product in a given country or territory.
1.17 “NDA” means a New Drug Application filed with the FDA or any equivalent filed with the regulatory authorities in any country or territory other than the United States to obtain approval for the marketing and sale of a Product in such country or territory, but excluding any pricing or reimbursement approvals.
1.18 “Net Sales” means the amount received by NTI or Sublicensees for the sale of Products, less the following: (a) customary trade and quantity discounts actually allowed and taken; (b) allowances actually given for returned Product; (c) freight and insurance, if separately identified on the invoice; and (e) value added tax, sales, use, or turnover taxes, excise taxes, and customs duties included in the invoiced price. In addition, Net Sales by NTI or Sublicensees hereunder are subject to the following:
(a) In the case of pharmacy incentive programs, hospital performance incentive program charge backs, disease management programs, similar programs, or discounts on “bundles” of products, all discounts and the like shall be allocated among products on the basis on which such discounts and the like were accrued, or if such basis cannot be determined, proportionately to the list prices of such products;
(b) In the case of any sale or other disposal of Product by NTI or Sublicensees to an affiliated party for resale, the Net Sales shall be calculated as above on the value charged or invoiced on the first arm’s length sale to a Third Party; and
(c) If NTI or Sublicensees make a sale or other disposal of Product to a customer in a particular country other than on normal commercial terms or as part of a package of products and services, the Net Sales of that Product shall be deemed to be “the fair market value” of such Product (i.e., the value that would have been derived had said Product been sold as a separate product to a similar customer in the country concerned on normal commercial terms).

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1.19 “Netrin” has the meaning set forth in the Recitals.
1.20 “Patent” means (a) issued and unexpired U.S. patents including, without limitation, any extension, registration, confirmation, reissue, substitution, revalidation, reexamination, renewal, or any like filing thereof, (b) pending patent applications, including without limitation any provisional, continuation, division, or continuation-in-part thereof, and (c) all counterparts to any of the foregoing issued by or filed in any country or jurisdiction other than the United States.
1.21 “Phase II Clinical Trial” means a human clinical trial conducted in any country that is intended to initially evaluate the effectiveness of a pharmaceutical product for a particular indication or indications in patients with the disease or indication under study, or that otherwise satisfies the requirements of 21 CFR 312.21(b) or its foreign equivalent.
1.22 “Phase III Clinical Trial” means a pivotal human clinical trial conducted in any country that satisfies the requirements of 21 CFR 312.21(c) or its foreign equivalent, which trial is designed to (a) establish that a pharmaceutical product is safe and efficacious for its intended use, (b) define warnings, precautions, and adverse reactions that are associated with the product in the dosage range to be prescribed; and (c) support Marketing Authorization of such product.
1.23 “Principal Investigator” has the meaning set forth in Section 2.3.
1.24 “Product” means any pharmaceutical or biological formulation containing Netrin or a fragment or derivative thereof, or a functional mimetic of Netrin, the manufacture, use, importation, offer for sale, or sale of which would constitute a misappropriation and/or infringement of Program Technology or Institute Patent Rights but for a license thereunder.
1.25 “Program Inventions” means Joint Program Inventions and Sole Program Inventions.
1.26 “Program Know-How” means Information, whether or not patentable, that is conceived, generated, discovered, or created by one or both Parties or their Affiliates, or by any Third Party working on behalf of one or both Parties or their Affiliates, at any time during the Research Program Term as a direct result of the performance of the activities under the Research Program. Program Know-How shall include Results and Program Inventions and shall exclude Program Patents.
1.27 “Program Patents” means all Patents owned or Controlled by either Party or both Parties that are directed to, and claim an invention that is, Program Know-How. For clarity, Program Patents only includes Patents owned or Controlled by either Party or both Parties after the Effective Date, and does not include Patents owned or Controlled by a Party as of the Effective Date.
1.28 “Program Technology” means the Program Know-How and Program Patents.
1.29 “Research Program” means the research and development program to be conducted by the Parties in accordance with the Research Plan under this Agreement to discover, research and/or develop Products for the prevention or treatment of disease in humans.

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1.30 “Research Program Term” has the meaning set forth in Section 2.6.
1.31 “Research Plan” means the plan for conducting the Research Program attached hereto as Exhibit C, as it may be amended or updated from time to time in accordance with Section 2.5.
1.32 “Results” means any research, preclinical, clinical, development, or testing results, data, and related Information generated, developed, created, or originated by or for Institute or NTI in connection with the Research Plan or Research Program.
1.33 “Sole Program Inventions” has the meaning set forth in Section 6.1.
1.34 “Sublicensee” means any person or entity, including Affiliates, to which a Party or such Party’s sublicensee grants a sublicense under the intellectual property rights licensed to such Party under this Agreement (a) to perform any portion of such Party’s activities under the Research Program in accordance with Section 2.11, (b) to research and/or develop a Product, or (c) to make, have made, use, sell, offer for sale and/or import a Product (which, for the purposes hereof, will include the right to distribute, market, or promote a Product).
1.35 “Third Party” means any person or entity other than NTI, Institute, or an Affiliate or Sublicensee of either of them.
1.36 “Valid Claim” means either: (a) a claim of an issued and unexpired patent that has not been (i) canceled with prejudice, (ii) been declared invalid by an irreversible and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) admitted to be invalid or unenforceable through disclaimer or otherwise, or (iv) abandoned; or (b) a claim of a pending patent application filed and kept pending in good faith and that has not been (i) canceled with prejudice, (ii) withdrawn from consideration without the ability to resubmit or refile, (iii) finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), or (iv) abandoned.
2. Research Program.
2.1 Joint Research Committee.
(a) Membership. Within ten (10) days after the Effective Date, the Parties shall form a joint committee (the “Joint Research Committee” or “JRC”) that shall oversee and direct the collaborative research activities being conducted by the Parties under the Research Program. Each Party shall appoint three (3) representatives to be such Party’s members of the JRC. Each Party shall select a co-chairperson of the JRC. A Party may change any of its appointments to the JRC at any time upon giving written notice to the other Party.

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(b) Responsibilities. The JRC shall be responsible for the day-to-day management of the Research Program. The JRC has the following duties: (1) preparing updates, amendments, and revisions to the Research Plan; (2) overseeing and directing the conduct of the work under the Research Plan; (3) prioritizing activities under the Research Program; (4) reviewing the budget contained in the Research Plan, proposed expenditures, and actual expenditures in connection with the Research Program; and (5) reviewing results from activities conducted under the Research Program. The Parties may also mutually agree in writing that the JRC shall have additional specified responsibilities. All decisions of the JRC shall be by unanimous consent of its members. In the event that the JRC cannot reach a unanimous decision with respect to a particular matter, such matter shall be referred to a senior executive of each Party who shall promptly meet and endeavor to reach mutually acceptable resolution in a timely manner. In the event that such persons cannot resolve the issue, NTI shall have the right to resolve the issue in its reasonable discretion, except that such resolution shall not place any additional obligations on Institute. For the avoidance of doubt, the JRC shall not have the authority to amend or modify any term or condition of this Agreement or make any determinations regarding whether a Party has breached this Agreement. For the avoidance of doubt, once NTI has selected a Clinical Candidate, NTI shall be solely responsible for directing and overseeing further development.
2.2 JRC Meetings. The JRC shall meet, either in person or by videoconference, at least once per calendar quarter during the Research Program Term, and shall have its final meeting three (3) months after the expiration of the Research Program Term. At least every six (6) months, the agenda of the JRC meeting shall include the review of any inventions arising from the Parties’ conduct of the Research Program. The Parties also may conduct informal exchange of information as needed by electronic mail or videoconference to communicate regarding the Research Program. Attendance and participation in JRC meetings shall be at the respective expense of the participating Parties. The co-chairpersons of the JRC shall work together cooperatively to assure that an agenda is prepared and circulated to the JRC members at least ten (10) days before each JRC meeting, and shall assure that minutes are prepared for each JRC meeting and circulated to each Party. The Parties will alternate responsibility for the preparation of minutes of each committee meeting. The co-chairpersons will review and approve JRC minutes before they become effective. The first meeting of the JRC shall occur not later than thirty (30) days after the Effective Date. Each Party will use diligent efforts to cause all of its JRC representatives to attend all JRC meetings. Each Party also may allow a reasonable number of its other employees to attend specific JRC meetings as non-voting participants, if reasonably useful to the functioning of the JRC and the Research Program.
2.3 Principal Investigators. Each Party shall appoint a principal investigator reasonably acceptable to the other Party (each, a “Principal Investigator”) who shall serve as the primary point of communication and coordination between the Parties with respect to the Research Program and shall be responsible for such Party’s internal day-to-day activities under the Research Program. Subject to the foregoing, each Party shall have the right to replace its Principal Investigator from time to time with another individual reasonably acceptable to the other Party by providing prior written notice to the other Party. The initial Principal Investigators are listed on Exhibit B. During the Research Program Term, the Principal Investigators shall meet to discuss the progress of the respective activities of each Party under the Research Program at least monthly in person, by phone, or by video conference. Each meeting of the JRC shall be considered a meeting of the Principal Investigators for purposes of the foregoing. Each Principal Investigator shall be responsible for: (a) monitoring progress against the Research Plan; (b) receiving and submitting requests for information, materials, and/or assistance between the Parties; (c) coordinating the preparation of, and providing, all proposed updates or amendments to the Research Plan to the JRC; and (d) performing such other activities as requested by the JRC.

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2.4 Undertaking and Scope of Research Program. Subject to the terms and conditions set forth herein, the Parties agree to conduct the Research Program concerning the discovery, research, and pre-clinical development of Products on a collaborative basis during the Research Program Term. Each Party shall use diligent efforts to perform its responsibilities set forth in the Research Plan, including by using diligent efforts to meet the schedule and budget set forth therein. Each Party shall conduct all of its activities under the Research Plan in a good, scientific manner, and in compliance in all material respects with the requirements of applicable laws, rules, and regulations, including, where applicable, GLP, to attempt to achieve the objectives under the Research Plan efficiently and expeditiously. Each Party shall ensure that all individuals performing work by or on behalf of such Party shall be reasonably qualified.
2.5 Research Plan. The specific research and development activities to be performed by each Party in connection with the Research Program, and the applicable timelines and budget (with respect to Institute) for such activities, shall be defined in a detailed Research Plan. Each Party agrees to conduct its activities under the Research Program in accordance with the Research Plan, as such plan may be modified or updated by the JRC. The initial Research Plan for the first year of the Research Program Term is attached hereto as Exhibit C. The JRC will review the Research Plan for each year on at least a semiannual basis during the course of the year to determine if any changes are necessary given the progress and results of the Research Program as of such date. The JRC shall be responsible for reviewing and approving changes to the Research Plan. If the Parties agree to extend the Research Program Term as contemplated in Section 2.6, the Parties shall work collaboratively in an effort to propose to the JRC, no later than ninety (90) days prior to the beginning of the extended Research Program Term, an updated Research Plan, including an updated budget, covering the additional year of the Research Program Term. Additionally, subject to the minimum funding requirements set forth in Section 5.1, each Party shall have the right to request changes to the Research Plan at any time. In the event that a Party desires a change to the Research Plan, it shall submit to the JRC a proposed Research Plan for approval. The JRC shall promptly review each such proposal and approve it, reject it, and/or propose modifications thereto. All updated and modified Research Plans shall become effective only to the extent approved in writing by the JRC. If any change or update is not approved, then the pre-existing Research Plan shall remain in effect. Notwithstanding the foregoing, any extension of the Research Program Term in accordance with Section 2.6 shall remain contingent upon the approval in writing by the JRC of an updated Research Plan and budget covering the additional one (1) year extension period prior to the expiration of the then-current Research Program Term.
2.6 Research Program Term. The Research Program shall, unless earlier terminated as provided in this Section 2.6, be conducted for an initial period of one (1) year commencing on the Effective Date (such period, the “Research Program Term”). The Research Program Term may be extended twice, each for an additional one (1) year period, only upon a written extension signed by authorized representatives of each Party within at least one hundred twenty (120) days prior to the expiration of the then-current Research Program Term; provided, however, that any such extension shall be contingent upon the approval in writing by the JRC in accordance with Section 2.5 of an updated Research Plan covering the additional one (1) year period prior to the expiration of the then-current Research Program Term. NTI may terminate the Research Program upon sixty (60) days’ written notice at any time during the Research Program Term if either (a) NTI has selected a Clinical Candidate and has generated substantially all of the data necessary to support the filing of an IND for such Clinical Candidate or (b) it reasonably determines that substantially all of the key objectives for the Research Program as set forth in the Research Plan cannot be substantially met. In addition, the JRC may terminate the Research Program at any time during the Research Program Term if it unanimously determines the Research Program is no longer scientifically useful or that all potential Products would not be commercially viable. In the event that either the Research Program Term is terminated as permitted herein or the Research Program Term, as it may be extended, expires prior to the three (3) year anniversary of the Effective Date and, in each case, a Clinical Candidate does not exist at the time of such termination or expiration, this Agreement shall automatically terminate.

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2.7 Personnel. The scientific priorities and direction for the Research Program will be determined by the JRC. Unless otherwise agreed in writing by the Parties, Institute shall dedicate four (4) FTEs to performing Institute’s responsibilities under the Research Plan during the Research Program Term. NTI shall provide sufficient FTEs to conduct its obligations and activities under the Research Program.
2.8 Research Materials. Except pursuant to the licenses expressly granted to a Party pursuant to this Agreement, each Party shall use all materials and other Information provided by or on behalf of the other Party solely as necessary to perform its responsibilities under the Research Program. Without limiting the foregoing, each Party shall use all biological materials in a safe manner and in compliance with applicable federal, state, and local laws and regulations, including National Institutes of Health guidelines. Each Party acknowledges that the other Party cannot and does not guarantee the safety, non-toxicity, fitness, or efficacy of any biological materials provided by the other Party, and each Party accepts any and all risk resulting from its use of biological materials provided to it by the other Party. All quantities of biological materials including, without limitation, all Products provided by a Party to the other are experimental in nature, are not for use in humans, AND ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED.
2.9 Records. Each Party shall maintain complete and accurate records (including those records required by law or regulation) of all work conducted by or on behalf of such Party under the Research Program and all Information generated by or on behalf of such Party under the Research Program. Such records shall be complete and accurate, and shall fully and properly reflect all work done and results achieved in the performance of the Research Program in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.
2.10 Reports. During the conduct of the Research Program, each Party shall report to the JRC at each JRC meeting the results of its work under the Research Program. Each Party also will prepare and submit to the other Party and the JRC an annual written progress report summarizing the work performed by such Party under the Research Plan and the results thereof.
2.11 Use of Third Party Contractors. Each Party may contract its activities under the Research Program to consultants and contractors, but only if and to the extent approved by the JRC in writing. Each Party shall manage and coordinate the services of its approved consultants and contractors and shall bear full responsibility for the performance or non- performance of any duties delegated thereto, including without limitation compliance with the confidentiality provisions of this Agreement.

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2.12 Disclaimer of Warranty. NEITHER PARTY PROVIDES ANY WARRANTY, EITHER EXPRESS OR IMPLIED, REGARDING THE RESEARCH PLAN, THE PROGRAM TECHNOLOGY, OR ANY PRODUCT OR DELIVERABLE PROVIDED PURSUANT TO THE RESEARCH PLAN, AND EACH PARTY HEREBY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.
3. License Grants.
3.1 Research License. Each Party hereby grants to the other Party a non-exclusive license to practice the Patents and Information Controlled by such Party solely as necessary for such other Party to perform its responsibilities under the Research Program in accordance with the Research Plan during the Research Program Term. Without limiting any rights and licenses granted in any other portion of this Agreement, it is understood and agreed that this Section 3.1 does not grant to a Party any right or license under the other Party’s Patents and Information to: (a) manufacture, distribute, sell, or otherwise provide any commercial products or services using or based upon any such Patents or Information; or (b) perform any activities outside the Research Plan or after the termination or expiration of the Research Program Term. Neither Party may grant sublicenses under the foregoing research licenses without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.
3.2 License to NTI. Subject to the terms and conditions of this Agreement and the retained rights specified in Section 3.3 below, (i) Institute, on its own behalf and on behalf of CNRS, hereby grants to NTI an exclusive, worldwide, royalty-bearing license under all of their right, title, and interest in, to, and under the Institute Patent Rights to make, have made, use, import, offer for sale, and sell Products, and (ii) Institute hereby grants to NTI an exclusive, worldwide, royalty-bearing license under all of Institute’s right, title, and interest in, to, and under the Program Technology to make, have made, use, import, offer for sale, and sell Products. NTI shall have the right to grant sublicenses under the foregoing license subject to the provisions of this Section 3.2. If NTI grants any such sublicense, NTI shall promptly disclose to Institute the identity of the Sublicensee. NTI shall ensure that all sublicenses granted by NTI hereunder are consistent with the terms and conditions of this Agreement. NTI may grant sublicenses through multiple tiers of Sublicensees consistent with this Agreement to its Affiliates and to Third Parties if NTI is responsible for the activities of such Sublicensees with respect to the Institute Patent Rights, Program Technology, and Products as if the activities were carried out by NTI, including the payment of royalties due to Institute hereunder, whether or not such amounts are paid to NTI by a Sublicensee. NTI must deliver to Institute a true and correct copy of each sublicense granted by NTI as permitted herein, and any modification or termination thereof, within thirty (30) days after execution, modification, or termination (which copy may only be redacted to delete information not relevant to determining whether such sublicense is consistent with the provisions of this Agreement).

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3.3 Retained Rights. For clarity, the license rights granted to NTI in Section 3.2 shall be subject to the retained rights of the Institute to: (a) perform the Research Program in accordance with the Research Plan during the Research Program Term; (b) use and practice the Institute Patent Rights and Program Technology solely for educational and non-commercial research purposes; and (c) publish the general scientific findings from research related to the Institute Patent Rights and Program Technology, subject to the provisions of Sections 10 and 11.3. In addition, the license rights granted to NTI in Section 3.2 shall be subject to the right of (a) CNRS use and practice the Institute Patent Rights and, in the event that the CNRS Laboratory participates in the Research Program, the Program Technology, solely for educational and non-commercial research purposes, and (b) the CNRS Laboratory to publish the technical data and the general scientific findings resulting from research performed by it relating to the Institute Patent Rights and, in the event that the CNRS Laboratory participates in the Research Program, the Program Technology, subject to the provisions of Section 11.4. Each Party retains exclusively all its rights in all its Patents, Information and other intellectual property rights, and grants the other Party no rights therein (implied or otherwise), other than the license rights expressly granted in this Agreement.
3.4 Mutual Covenant. Each Party covenants that it will not use or practice any of the other Party’s intellectual property rights licensed under this Section 3 except for the purposes expressly permitted in the applicable license grant.
4. Diligence.
4.1 General Diligence Requirements. NTI covenants to Institute that it, either on its own or through its Affiliates or Sublicensees, shall, at its own expense, use Commercially Reasonable Efforts to develop, seek Marketing Authorization for, and commercialize at least one Product worldwide. As between the Parties, NTI shall be responsible, at its expense, for all development and manufacturing activities, for the preparation, filing, and maintenance of NDAs for Products in each country worldwide, and commercializing Products. By January 31 of each calendar year for the term of this Agreement, NTI shall provide Institute a written report of its activities in this regard during the preceding calendar year, and a summary of any such activities for the upcoming year.
4.2 Specific Diligence Requirements. Subject to Section 4.3, NTI shall, either on its own or through its Affiliates or Sublicensees, (a) * * * within * * * after the termination or expiration of the Research Program Term, (b) * * * within * * * after the termination or expiration of the Research Program Term, (c) * * * within * * * after the termination or expiration of the Research Program Term, and (d) * * * within * * * after the termination or expiration of the Research Program Term.
4.3 Failure. If NTI does not use Commercially Reasonable Efforts as provided for in Section 4.1, or if NTI does not fulfill any of its obligations under Section 4.2, then, at Institute’s sole election, Institute shall have the right, upon written notice, to terminate in its entirety, or convert to non-exclusive, the license rights granted to NTI hereunder, effective upon receipt by NTI of such written notice; provided, however, that NTI shall not be considered to have failed to use Commercially Reasonable Efforts if the failure is caused in any way by the actions or omissions of Institute or any breach of this Agreement by Institute.

* * *	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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5. Payment Obligations.
5.1 Research Program Funding. NTI shall commit one million two hundred thousand U.S. Dollars ($1,200,000) for the first year of the Research Program Term to fund the Institute’s performance of activities under the Research Plan. If the Research Program Term is extended for any additional years beyond the initial one (1) year period, NTI shall commit the amount specified in the budget contained in the updated Research Plan for such additional year, which amount shall in no event be less than one million two hundred thousand U.S. Dollars ($1,200,000) provided that the results of the Research Program have substantially met the objectives established in writing by the JRC for the Research Program. NTI shall pay its funding amount under this Section 5.1 for each year of the Research Program Term in four (4) equal installments (e.g., for the first year of the Research Program, 4 equal installments of three hundred thousand U.S. Dollars ($300,000)) on a quarterly basis in advance during the Research Program Term, and Institute agrees to apply such funding solely to its activities under the Research Program. Notwithstanding the foregoing, NTI shall pay to Institute the first installment of its funding amount (i.e., $300,000 U.S. Dollars) for the first year of the Research Program Term within ten (10) days after the Effective Date. Provided that the Research Program Term has not terminated or expired, the next installment of NTI’s funding amount shall be payable by NTI no later than three (3) months after the Effective Date, and all subsequent installments shall each be payable by NTI during the Research Program Term every three (3) months thereafter. All amounts paid by NTI hereunder are non-refundable and non-creditable.
5.2 Up-Front Payments. As partial consideration for the license and other rights granted to NTI under this Agreement, NTI shall make to Institute a non-refundable, non-creditable up-front payment in the amount of one hundred seventy-four thousand nine hundred ninety-nine U.S. Dollars ($174,999) (the “Up-Front Payment”), which payment shall be payable in three (3) installments of fifty-eight thousand three hundred thirty-three U.S. Dollars ($58,333) each. Such installment payments shall be made as follows: (a) the first payment shall be made within ten (10) days after the Effective Date; (b) the second on the first anniversary of the Effective Date; and (c) the third on the second anniversary of the Effective Date. For clarity, NTI’s obligation to pay to Institute all three (3) installments of the Up-Front Payment under this Section 5.2 is not contingent upon the completion or success of the Research Program Term, or on the Research Program Term being extended beyond the initial one (1) year term, and, accordingly, such obligation shall survive termination of this Agreement for any reason.
5.3 Milestone Payments. As partial consideration for the license and other rights granted to NTI hereunder, NTI shall pay milestone payments upon the first occurrence of the corresponding milestone events with respect to each Product as set forth in the table below. Such milestone payments shall be non-refundable and non-creditable, and in addition to any royalty or other payments due under this Agreement. NTI shall notify Institute in writing upon its achievement of each milestone event, and shall make each milestone payment payable hereunder no later than thirty (30) days after the date on which the applicable milestone event is achieved. The milestone payments below shall only be payable one time with respect to each Product. If, for whatever reason, a particular milestone event for which a milestone payment is due is not achieved then, in such case, the milestone payment that Institute would have received upon the occurrence of such milestone event for the Product, had the particular milestone event been achieved, shall be paid on the occurrence of the next milestone event for which a milestone payment is due, which payment shall be paid in addition to, and not instead of, the milestone payment that is to be paid to Institute upon the occurrence of the next milestone event.

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Milestone Event	Milestone Payment
* * *	US $ * * *
* * *	US $ * * *
* * *	US $ * * *
* * *	US $ * * *
* * *	US $ * * *
5.4 Royalties. NTI shall pay Institute non-refundable and non-creditable royalties on a Product-by-Product basis in an amount equal to * * * percent (* * *%) of the annual aggregate Net Sales of such Products worldwide where the manufacture, importation, use, offer for sale, or sale of such Product is covered by a Valid Claim within the Program Patents in which the Institute has an ownership Interest or Institute Patent Rights. The foregoing royalty rate shall be reduced * * * percent (* * *%) in each country in which there is no Valid Claim within the Program Patents in which the Institute has an ownership interest or Institute Patent Rights covering the composition, method of making, or method of using the applicable Product. No multiple royalties related to Net Sales shall be payable hereunder because the relevant Product or its manufacture, importation, use, offer for sale, or sale is covered by more than one Valid Claim within the Institute Patent Rights or Program Patents. NTI shall have the right to reduce the royalty rates payable to Institute to offset * * * percent (* * * %) of any royalties paid to third parties on a Product. Notwithstanding the foregoing, in no event shall the royalty rates paid by NTI to Institute pursuant to this Section 5.4 be reduced to less than * * * percent (* * * %) of the Net Sales of Products as a result of the reductions and offsets permitted herein.
5.5 Length of Royalty Obligations. NTI’s obligation to pay royalties to Institute under Section 5.4 shall commence on the date of the First Commercial Sale of the applicable Product in such country or territory and shall expire upon the later of (a) ten (10) years following the date of the First Commercial Sale of such Product in such country, or (b) the date on which the last Valid Claim within the Program Patents in which Institute has an ownership interest or Institute Patent Rights covering the composition, method of making, or method of using the applicable Product expires in such country or territory.

* * *	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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5.6 Royalty Payment Terms. Payments due under Section 5.4 shall be payable within forty-five (45) calendar days after the end of each calendar quarter with respect to Net Sales in such quarter. Each such payment shall be accompanied by a written report showing: (a) the calendar quarter for which such payment applies; (b) the amount received by NTI, its Affiliates or its Sublicensees for the sale of Products during such quarter; (c) the total deductions from the amount invoiced to arrive at Net Sales; and (d) the amount of royalties due under Section 5.4.
5.7 Payment Terms.
(a) All payments to be made under this Agreement shall be made in U.S. Dollars. With respect to sales of Products invoiced in a currency other than United States Dollars, all such amounts shall be expressed both in the currency in which the sale is invoiced and in the United States dollar equivalent. NTI further agrees in determining such amounts, that it will use the rate of exchange reported by Citibank in New York City as of the close of the last business day of the applicable calendar quarter for which royalties are due for the translation of foreign currency sales into United States dollars.
(b) Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all of the royalties payable by NTI with respect to any country or territory where a Product is sold, NTI shall have the right, at its option, to make such payments by depositing the amount thereof in local currency to Institute’s account in a bank or other depository in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.
(c) Withholding Taxes. Each Party shall pay any and all taxes levied on it or incurred by it on account of payments it receives under this Agreement. If laws or regulations require that taxes be withheld, the paying Party shall: (a) deduct these taxes from the remittable amount; (b) pay the taxes to the proper taxing authority; and (c) if requested, send proof of payment to the receiving Party within sixty (60) days following such payment.
(d) Late Payment. Any amounts not paid by NTI when due under this Agreement will be subject to interest from and including the date payment is due, up through and including the date upon which Institute has collected the funds in accordance herewith at a rate equal to the lesser of (i) the sum of two and one-half percent (2.5%) plus the prime rate of interest quoted in the Money Rates (or equivalent) section of the Wall Street Journal per annum, calculated daily, or (ii) the maximum interest rate allowed by law.
5.8 Audit Rights. NTI shall keep (and, as applicable, shall cause its Affiliates and require its Sublicensees to keep) complete and accurate books and records as are necessary to ascertain NTI’s compliance with this Agreement, including such records as are necessary to verify royalty payments owed. Upon the written request of Institute and not more than once in each calendar year, NTI shall permit an independent certified public accounting firm of nationally recognized standing selected by Institute and reasonably acceptable to NTI, at the Institute’s expense, to have access upon prior written notice during normal business hours to such of the records of NTI as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Institute only whether the reports are correct and the specific details concerning any discrepancies.

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No other information shall be shared. Institute shall treat all financial information subject to review under this Section 5.8 as confidential, and shall cause its accounting firm to retain all such financial information in confidence. All amounts due as shown by the audit shall be paid within thirty (30) days following the receipt of the final audit report. The expense of such audit shall be borne by Institute; provided, however, that if an error of more than five percent (5%) in favor of NTI or its Affiliates or Sublicensees is discovered, then such expenses shall be paid by NTI. NTI will use reasonable efforts to include in all sublicenses granted in accordance herewith, and any other agreements enabling a Third Party to be a seller of Products, an audit provision substantially similar to the foregoing requiring such seller to keep full and accurate books and records relating to the Products and granting Institute the right to audit the accuracy of the information reported by the sublicensee in connection therewith.
6. Patents.
6.1 Ownership of Program Technology. All Program Know-How that is conceived, generated, discovered, or created solely by employees or other Third Parties acting on behalf of a Party or its Affiliates (collectively, the “Sole Program Inventions”), together with all intellectual property rights appurtenant thereto, shall be solely owned by such Party. All Program Know-How that is conceived, generated, discovered, or created jointly by employees or other Third Parties acting on behalf of a Party or its Affiliates, together with employees or other Third Parties acting on behalf of the other Party or such other Party’s Affiliates (the “Joint Program Inventions”), together with all intellectual property rights appurtenant thereto, shall be jointly owned by the Parties. Each Party shall own an undivided one-half interest in, to and under such Joint Program Inventions and intellectual property rights appurtenant thereto, and neither Party shall have any duty to account to or obtain the consent of the other Party in order to exploit or license such jointly owned inventions and intellectual property rights (but otherwise subject to the express provisions of this Agreement). Inventorship shall be determined in accordance with United States patent law. Each Party shall ensure, and hereby covenants, that all employees, agents, consultants, contractors, and other Third Parties acting on behalf or such Party’s Affiliates in performing obligations under this Agreement shall be obligated under a binding written agreement to (i) assign to such Party all inventions conceived, generated, discovered, or created by such employee, agent, consultant, contractor, or other Third Party in the course of performing such Party’s obligations under this Agreement, and (ii) preserve the proprietary and confidential nature of Confidential Information substantially to the extent provided for in Section 10.
6.2 Ownership of Institute Patent Rights. CNRS and Institute acknowledge and agree that the Institute Patent Rights may contain inventions that have been made solely by employees or agents of the Institute or CNRS, or jointly by employees or agents of the Institute and CNRS. Institute and CNRS agree that the inventorship of the claims in a given Patent shall be determined in accordance with the laws of the country or region having jurisdiction over such a Patent. CNRS and Institute agree to use their diligent efforts and endeavors to ensure that any necessary changes to the named inventors on any Patent within the Institute Patent Rights shall be duly made and recorded in any relevant patent office. Furthermore, CNRS and Institute agree that their rights to ownership of any Patent within the Institute Patent Rights results from CNRS’ or Institute’s respective relationship with individual inventors as employees or agents of their respective institution. CNRS and Institute agree to use their diligent efforts and endeavors to ensure that any necessary changes to the ownership of any Patent within the Institute Patent Rights, which necessarily flow from the inventors named on a Patent, is duly made and recorded by any relevant patent office.

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6.3 Patent Prosecution and Maintenance.
(a) As permitted by the CNRS Agreement, NTI shall be responsible, using counsel reasonably acceptable to the Institute, for the preparation, filing, prosecution (including the prosecution of any interferences, reexaminations, reissues, and opposition proceedings) and maintenance of any and all Patents included in the Institute Patent Rights and the Program Patents. NTI shall consult with Institute as to the preparation, filing, prosecution and maintenance of such Patents and shall furnish to Institute, or to counsel of Institute’s choice, copies of documents relevant to any such preparation, filing, prosecution or maintenance for Institute’s review and comment pursuant to Section 6.3(d). NTI may determine the countries in which to maintain Patents, provided however, that no Patent in which Institute and/or CNRS has an ownership interest that has been filed will be abandoned without providing Institute and/or CNRS reasonable notice and opportunity to maintain the Patent, and such Patent shall no longer be included in the Institute Patent Rights or Program Patents licensed to NTI under this Agreement. NTI may determine in which countries to file Patents that would, if filed, be included in the Institute Patent Rights; provided, however, that if NTI elects not to file any such Patent in a particular country, Institute and CNRS, as appropriate, shall be solely responsible for, and have complete discretion in controlling and making decisions with respect to, filing, prosecution, defense and maintenance of such Patent in such country, and such Patent shall not be included in the Institute Patent Rights licensed to NTI under this Agreement. With regard to the previous sentence, the Institute and CNRS agree not to take any action, for example, in prosecuting or defending such Patents that is likely to materially adversely affect the scope and/or enforceability of the Institute Patent Rights or Program Patents licensed to NTI under this Agreement.
(b) NTI agrees to use commercially reasonable efforts to obtain broad and strong patent protection in the best interests of the Parties. NTI shall obtain Institute’s prior approval before taking actions that may have a material adverse impact on the scope of any claims of any Patents within the Institute Patent Rights in which Institute and/or CNRS have an ownership interest or in the Program Patents in which Institute has an ownership interest; provided that such approval may not be unreasonably withheld or delayed and shall be deemed given if Institute does not respond to a request for approval before NTI needs to take an action to meet applicable filing requirements.
(c) Subject to Section 6.2 (d) NTI shall bear all costs incurred during the term of this Agreement for the preparation, filing, prosecution and maintenance of Patents included in the Institute Patent Rights and the Program Patent Rights. NTI shall reimburse the Institute for reasonable attorney’s fees incurred by Institute solely related to Institute’s reasonable review of NTI’s preparation, filing, prosecution and maintenance of the Institute Patent Rights and the Program Patents, provided, however, that NTI shall not reimburse Institute for any expenses Institute may incur related to disputes, differences of opinion as to strategy and other disagreements between Institute and NTI with respect to the preparation, filing, prosecution and maintenance of the Institute Patent Rights and the Program Patents (beyond expenses related to the initial identification of issues in the reasonable review referred to above). NTI agrees to reimburse Institute for such attorney’s fees within 30 days of NTI’s receipt of invoices from Institute.

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(d) Institute, CNRS and NTI, as appropriate, shall cooperate fully in the preparation, filing, prosecution and maintenance of the Institute Patent Rights and the Program Patents and of all Patents licensed to NTI hereunder, including executing all papers and instruments or requiring members of Institute or CNRS to execute such papers and instruments so as to enable NTI to apply for, to prosecute and to maintain Patents in Institute’s and/or CNRS’ name in any country. Each Party shall provide to the other and, if appropriate, CNRS, prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such Patents. With respect to the drafting of patent applications, NTI shall provide draft patent applications to the Institute at least fourteen (14) days before filing or within one-third of the time span between disclosure of an invention to NTI and the date of intended filing, whichever is less. With respect to documents relating to the prosecution of patent applications, NTI shall promptly provide Institute with copies of patent office correspondence, and shall provide Institute with drafts of responses to patent office correspondence at least fourteen (14) days before transmission of such responses to the relevant patent office. Institute shall provide any comments on such applications or responses promptly and in sufficient time to allow NTI to meet applicable filing requirements. NTI shall incorporate any and all reasonable comments or suggestions made by Institute with respect to such filing and prosecution.
(e) NTI may elect to surrender its interests in any Patents in the Institute Patent Rights in which CNRS and/or Institute have an ownership interest or the Program Patents in which Institute has an ownership interest in any country upon sixty (60) days written notice to Institute. Such notice shall not relieve NTI from responsibility to reimburse Institute for patent-related expenses incurred prior to the expiration of the sixty (60) day notice period. Upon the expiration of such sixty (60) day period, such Patents in such countries shall no longer be included in the Institute Patent Rights or Program Patents, as applicable, licensed to NTI hereunder. In the event that NTI elects to surrender its interests in any Patents under this Section 6.2 (e) NTI shall provide Institute with reasonable cooperation and assistance in transitioning the prosecution and maintenance of such Patents to Institute including, without limitation, executing, acknowledging and delivering such further instruments and performing all such other acts that may be appropriate to enable Institute to assume sole responsibility and control of the prosecution and maintenance of such Patents.
(f) The Parties acknowledge and agree that this Agreement shall be deemed to be a Joint Research Agreement as defined by 35 U.S.C. §103(c), provided that no Party shall be required by this reference to have any patent or patent application take advantage of or become subject to such §103(c) without the other Party’s prior consent.

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7. Infringement.
7.1 Infringement by Third Parties. Each Party shall notify the other Parties of any infringement or possible infringement of the Institute Patent Rights or the Program Patents by a Third Party promptly after it becomes aware of such infringement.
7.2 Infringement of Program Patents. NTI will have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to infringement of the Program Patents (a “Program Patents Enforcement Action”), by counsel of its own choice. Institute shall provide reasonable assistance and cooperation to NTI in connection with such Program Patents Enforcement Action at NTI’s expense, and Institute may, at Institute’s sole discretion and its own expense and by counsel of its choice, join in such Program Patents Enforcement Action. If NTI finds it reasonably necessary to join Institute as a party in a Program Patents Enforcement Action, then, as reasonably requested by NTI and at NTI’s sole expense, Institute shall take all actions and execute all documents and instruments necessary for NTI to bring such action in the names of NTI and Institute. In such event, NTI shall promptly reimburse Institute on a monthly basis for all reasonable expenses (including attorneys’ fees and Institute’s actual costs and expenses for time spent by Institute to assist with such action) incurred by Institute in connection with such action. If NTI fails to institute a Program Patents Enforcement Action within (a) ninety (90) days following written notice of alleged infringement, or (b) thirty (30) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Institute shall have the right, but not the obligation, to bring and control any such action or proceeding at its own expense and by counsel of its own choice. In such event, NTI shall provide reasonable assistance and cooperation to Institute in connection with such Program Patents Enforcement Action at Institute’s sole expense including, without limitation, taking all actions and executing all documents and instruments necessary for Institute to bring such action in the names of NTI and Institute if Institute finds it reasonably necessary to join NTI as a party in such Program Patents Enforcement Action. If Institute institutes a Program Patents Enforcement Action, NTI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Any damages, settlement amounts, or other consideration resulting from any such action, after reimbursement of each Party’s attorneys’ fees and court costs in connection with such action, shall belong to the Party that initiated the action; provided, however, that if NTI is the initiating Party, the remainder (after reimbursement of fees and costs of both Parties) will be deemed to be Net Sales subject to royalty obligations under Section 5.4.
7.3 Infringement of Institute Patent Rights. The Parties agree that the initial right to enforce the Institute Patent Rights flows from whether a Patent included in the Institute Patent Rights is owned solely by Institute or is owned jointly by the Institute and CNRS.
(a) Patent Rights Owned Solely by Institute. In the event that a Patent included within the Institute Patent Rights is owned solely by the Institute, then NTI shall have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to infringement of the Institute Patent Rights using the mechanism set forth in Section 7.2.

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(b) Patent Rights Owned Jointly by Institute and CNRS. In the event that a Patent included within the Institute Patent Rights is jointly owned by the Institute and CNRS, then the enforcement of such Patent shall be governed by this Section 7.3(b). Pursuant to the terms of the CNRS Agreement, Institute is obligated to, and shall, notify CNRS in writing after becoming aware of any infringement or possible infringement of such patent by a Third Party; provided, however, that if CNRS notifies Institute of such infringement, it shall be unnecessary for Institute to provide written notice to CNRS, and Institute shall instead provide written notice to NTI of such infringement as required under Section 7.1. For a period of thirty (30) days from the date on which either Institute or CNRS provides written notice to the other of such infringement (such period, the “Consultation Period”), Institute shall consult with both NTI and CNRS regarding the strategy to be adopted with respect to abating such infringement, and shall give due consideration to NTI’s economic interests in, and opinion regarding, same. Within fifteen (15) days after the expiration of the Consultation Period, Institute shall provide written notice to NTI if either or both of Institute and CNRS intend to initiate, prosecute, and control any action or proceeding with respect to the infringement of such patent (an “Institute/CNRS Patent Enforcement Action”) by counsel of their own choice and at their own expense. NTI shall have the right, at its sole discretion and expense, to join an Institute/CNRS Patent Enforcement Action using counsel of its own choice. Institute and CNRS shall consult with NTI regarding the strategy to be adopted in connection with the Institute/CNRS Enforcement Action and shall give due consideration to NTI’s economic interests in, and opinion regarding, same. If neither Institute nor CNRS institutes an Institute/CNRS Patent Enforcement Action within (i) ninety (90) days following written notice of their intent to do so, or (ii) thirty (30) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such action, whichever comes first, NTI shall have the right, but not the obligation, to bring and control any such action or proceeding at its own expense and by counsel of its own choice. In such event, Institute and CNRS shall provide reasonable assistance and cooperation to NTI in connection with such Institute/CNRS Patent Enforcement Action at NTI’s expense. If NTI finds it reasonably necessary to join either or both of CNRS or Institute as parties in an Institute/CNRS Enforcement Action, then, as reasonably requested by NTI and at NTI’s sole expense, Institute and CNRS shall take all actions and execute all documents and instruments necessary for NTI to bring such action in the names of NTI, CNRS and Institute. In such event, NTI shall promptly reimburse CNRS and Institute on a monthly basis for all reasonable expenses (including attorneys’ fees and CNRS’ and Institute’s actual costs and expenses for time spent by CNRS and Institute to assist with such action) incurred by CNRS and Institute in connection with such action. Any damages, settlement amounts, or other consideration recovered in any Institute/CNRS Patent Enforcement Action shall first be used to reimburse each of NTI’s, CNRS’ and Institute’s reasonable attorneys’ fees and court costs in connection with such action (to the extent that such fees and costs have not already been reimbursed by NTI under this Section 7.3(b), with the remainder, if any, allocated among the parties that initiated such action in direct proportion to the share of the fees and costs of the action paid by such parties; provided, however, that if NTI is the sole party initiating such action, the remainder (after reimbursement of the fees and costs of NTI, CNRS, and Institute) will belong to NTI but will be deemed to be Net Sales subject to royalty obligations under Section 5.4.
7.4 Third Party Infringement Claims. NTI shall promptly inform Institute in the event of any claim, threat, or suit by a Third Party against NTI or its Affiliates or Sublicensees alleging that the manufacture, use, importation, offer for sale, or sale of Products infringes any Patents or other intellectual property rights of such Third Party. NTI shall have final control of the defense against such claim, threat, or suit and any settlement thereof; provided that NTI shall not settle such claim, threat, or suit in a manner that adversely affects Institute’s and/or CNRS’, as appropriate, interest in the Institute Patent Rights or Institute’s interest in Program Patents including, without limitation, the validity of the Patents within the Institute Patent Rights or Program Patents, without the prior written consent of Institute and/or CNRS, as appropriate, which consent shall not be unreasonably withheld. NTI shall bear its own out-of-pocket costs incurred in connection with such legal proceedings and the amount of settlements or damages awarded to a Third Party as a result of the suit for infringement by NTI of such Third Party’s Patents or other intellectual property rights or settlement thereof.

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8. Representations, Warranties, And Covenants.
8.1 Each Party hereby represents, warrants, and covenants to the other Party the following:
(a) It is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation, and in each state where a failure to be in good standing would have a material adverse effect on the operations of such Party;
(b) It has sufficient legal and/or beneficial title under its intellectual property rights, or sufficient rights licensed from Third Parties, to grant the rights and licenses provided hereunder;
(c) All of its employees, officers, Third Party contractors and consultants performing any activities on behalf of a Party under this Agreement have executed agreements requiring assignment to the Party of all inventions made as a result of the performance of such activities and obligating the individual or entity to maintain as confidential all Confidential Information;
(d) In performing its obligations and exercising its rights under this Agreement, it shall comply with the requirements of any and all applicable federal, state, local, foreign and other laws, regulations, rules and orders of any governmental body having jurisdiction over such Party or the activities of such Party;
(e) It has all necessary right, power and authority to enter into this Agreement and perform its obligations hereunder, and, in so doing, will not violate any other agreement to which it is a party. It has taken all corporate action necessary to authorize the execution and delivery of this Agreement;
(f) It has not entered, nor shall it enter, into any agreement or arrangement with a Third Party that is in conflict with the rights granted to the other Party under this Agreement; and
(g) It shall not take any action that would conflict with or prevent it from granting any rights it has granted or purported to grant hereunder, or adversely affect the rights such Party has granted to the other Party under this Agreement.

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8.2 Disclaimer of Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INSTITUTE MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE INSTITUTE PATENT RIGHTS, THE PROGRAM TECHNOLOGY OR ANY OTHER MATTER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND INSTITUTE SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, VALIDITY OF ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS, WHETHER ISSUED OR PENDING.
9. Mutual Indemnification; Limitation of Liability.
9.1 Institute’s Right to Indemnification. NTI shall indemnify, defend, and hold Institute, CNRS and the trustees, directors, officers, employees and Affiliates of Institute and CNRS harmless from and against any and all Damages incurred or suffered by each of them (excluding incidental or consequential Damages suffered or incurred by Institute directly (as opposed to incidental or consequential Damages suffered or incurred by Third Parties who are, in turn, seeking the same from Institute, which shall be covered by the indemnity set forth herein)) as a consequence of Third Party claims or actions (“Claims”) based on:
(a) a breach of any of NTI’s representations, warranties, or obligations contained in this Agreement;
(b) the negligence, gross negligence, or intentional misconduct of NTI or its Affiliates or Sublicensees, or the employees or any Third Party acting on behalf of NTI or its Affiliates or Sublicensees; and
(c) the research, development, manufacture, importation, sale and use of Products by or on behalf of NTI or its Affiliates, Sublicensees, or assignees including, without limitation, all product liability or other claims for injury or death arising from the sale or use of Products sold by or on behalf of NTI or its Affiliates, Sublicensees, or assignees after the Effective Date, regardless of the theory under which such claims are brought.
NTI’s indemnification obligations under this Section 6.1 shall not apply to the extent that the applicable Claim arises out of or results from (i) a breach of any of Institute’s representations, warranties, or obligations contained in this Agreement; or (ii) the recklessness or intentional misconduct of Institute or its Affiliates, or the employees or agents of Institute or its Affiliates.
9.2 By Institute. Institute shall indemnify, defend and hold NTI and its directors, officers, employees, and Affiliates harmless from and against any and all Damages incurred or suffered by each of them (excluding incidental or consequential Damages suffered or incurred by NTI directly (as opposed to incidental or consequential Damages suffered or incurred by Third Parties who are, in turn, seeking the same from NTI, which shall be covered by the indemnity set forth herein)) as a consequence of Claims based upon:
(a) a breach of any of Institute’s representations, warranties, or obligations contained in this Agreement; or
(b) the recklessness or willful misconduct of Institute, its Affiliates, or the employees or agents of Institute or its Affiliates.

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Institute’s indemnification obligations under this Section 9.2 shall not apply to the extent that the applicable Claim arises out of or results from (i) a breach of any of NTI’s representations, warranties, or obligations contained in this Agreement; or (ii) the negligence, gross negligence, or intentional misconduct of NTI or its Affiliates or Sublicensees, or the employees or any Third Party acting on behalf of NTI or its Affiliates or Sublicensees.
9.3 Process for Indemnification. For purposes of Section 9.1 and Section 9.2, the indemnified Party shall give prompt written notice to the indemnifying Party of any suits, claims, actions, proceedings or demands by Third Parties that may give rise to any claim for which indemnification may be required under this Section 9; provided, however, that failure to give such notice shall not relieve the indemnifying Party of its obligation to provide indemnification hereunder except, if and to the extent that such failure materially and adversely affects the ability of the indemnifying Party to defend or mitigate the applicable suit, claim, action, proceeding or demand. The indemnifying Party shall be entitled to assume the defense and control of any such suit, claim, action proceeding or demand at its own cost and expense; provided, however, that the indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters. Neither the indemnifying Party nor the indemnified Party shall settle or dispose of any such matter in any manner that would adversely affect the rights or interests of the other Party (including the obligation to indemnify hereunder) without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Each Party shall cooperate with the other Party and its counsel in the course of the defense of any such suit, claim, action, proceeding or demand, such cooperation to include, without limitation, using reasonable efforts to provide or make available documents, information and witnesses.
9.4 Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, LOST PROFITS OR INDIRECT DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED WARRANTY PROVIDED HEREIN, THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE FOREGOING LIMITATION SHALL NOT APPLY, HOWEVER, TO A PARTY’S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 9 OR TO A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER SECTION 10.
10. Confidentiality.
10.1 Confidentiality; Exceptions. In connection with this Agreement, the Parties may provide to each other Confidential Information, including but not limited to each Party’s Information, invention disclosures, proprietary materials and/or technologies, economic information, business or research strategies, trade secrets and material embodiments thereof. As used herein, “Confidential Information” means any information of a confidential or proprietary nature disclosed by or on behalf of a Party to the other Party. Notwithstanding the foregoing, Confidential Information of a disclosing Party shall not include:
(a) information which, at the time of disclosure to the receiving Party by or on behalf of the disclosing Party, was previously known to the receiving Party as demonstrated by contemporaneous written records;

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(b) information which, at the time of disclosure to the receiving Party by or on behalf of the disclosing Party, is published or otherwise generally available to the public;
(c) information which, after disclosure to the receiving Party by or on behalf of the disclosing Party, is published or otherwise becomes generally available to the public through no breach of this Agreement by the receiving Party;
(d) information which is received by the receiving Party from a Third Party which did not directly or indirectly receive the information from the disclosing Party, and which Third Party has the legal right to disclose the same and which is not required to hold the same confidential; and
(e) information that is independently developed by the receiving Party without use of, application of or reference to the disclosing Party’s Confidential Information.
10.2 Confidentiality Obligations. During the term of this Agreement and for a period of ten (10) years after the expiration or termination of this Agreement, the recipient of a disclosing Party’s Confidential Information shall maintain such Confidential Information in confidence and shall disclose such Confidential Information only to its employees, agents, consultants, Third Party contractors, Affiliates, Sublicensees, attorneys, accountants and advisors and, in the case of Institute, CNRS, who have a reasonable need to know such Confidential Information and who are bound by obligations of confidentiality and non-use no less restrictive then those set forth herein. The recipient of the disclosing Party’s Confidential Information shall use such Confidential Information solely to exercise the receiving Party’s rights and perform the receiving Party’s obligations as set forth in this Agreement (including, without limitation, the right to use and disclose such Confidential Information in regulatory applications and filings), unless otherwise mutually agreed in writing. The recipient of the other Party’s Confidential Information shall take the same degree of care that it uses to protect its own confidential and proprietary information of a similar nature and importance (but in any event no less than reasonable care).
10.3 Permitted Disclosure. A receiving Party may disclose Confidential Information of the disclosing Party under the following circumstances, provided that the receiving Party has promptly provided prior written notice to the disclosing Party, and shall provide reasonable cooperation and assistance, to enable the disclosing Party to seek a protective order or otherwise prevent or limit disclosure and/or use of such Confidential Information of the disclosing Party: (a) as required, in connection with the order of a court or other governmental body; (b) as required by or in compliance with laws or regulations; (c) as required in the course of obtaining regulatory and necessary institutional approvals to clinically test, sell or market the Product or to perform research and development with respect to the Product as permitted under, and during the term of, this Agreement; and (d) as required to secure patent protection for a Program Invention consistent with Section 6.

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10.4 Terms of this Agreement. Except to the extent otherwise required by law (including applicable securities laws and regulations), and without limiting any other provision of this Section 10.4, each Party agrees not to disclose the financial or other terms or conditions of this Agreement to any Third Party without the prior written consent of the other Party, except (a) in confidence to accountants, banks and financing sources and their advisors; (b) in confidence to consultants and advisors in connection with a merger or acquisition or proposed merger or acquisition, or the like, or (c) as permitted under Section 10.3(a) or (b).
11. Publicity; Publication Rights.
11.1 Initial Press Release. The Parties agree that the first public announcement of the execution of this Agreement shall be in the form of a press release to be mutually agreed by the Parties.
11.2 Public Announcements. With the exception of Section 11.1, neither NTI nor Institute shall make any public announcement concerning the existence of or the terms of this Agreement, without the prior written approval of the other Party with regard to the form, content and precise timing of such announcement, except such as may be required to be made by either Party in order to comply with applicable law, regulations, court order, or tax or securities filings. Such consent shall not be unreasonably withheld or delayed by such other Party. Prior to any such public announcement, the Party wishing to make the announcement will submit a draft of the proposed announcement to the other Party in sufficient time to enable the other Party to consider and comment thereon. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 11 is intended to prohibit either Party from republishing or restating information relating to this Agreement that has already been approved by the other Party for use in a prior press release or public announcement.
11.3 Institute Publication Rights. The Institute shall have the right to publish or otherwise publicly disclose those results of the Research Program generated by or on behalf of the Institute in accordance with the provisions of this Section 11.3. The Institute shall provide NTI with a copy of any proposed publication or release at least forty-five (45) days in advance of the proposed publication or release date. NTI shall have thirty (30) days from the date of its receipt of a proposed publication or release in which to submit a written notice to Institute requesting that NTI Confidential Information contained in such publication or release be deleted or that the publication or release be delayed until such time as Institute has, at NTI’s expense, filed patent applications directed to patentable subject matter contained therein in accordance with Section 6. Upon receiving any such written notice from NTI within such thirty (30) day period, the Institute shall take the action requested therein before publishing or otherwise releasing such publication or release. Subject to the foregoing, Institute shall have the final authority to determine the scope and content of any publications.
11.4 CNRS Publication Rights. As permitted under Section 3.3, the CNRS Laboratory shall have the right to publish or otherwise publicly disclose the general scientific findings resulting from its research related to (i) the Institute Patent Rights and (ii) in the event that NTI and Institute agree to have the CNRS Laboratory participate in the Research Program, the Program Technology. The CNRS Laboratory shall provide NTI with a copy of any proposed publication or release at least forty-five (45) days in advance of the proposed publication or release date. NTI shall have thirty (30) days from the date of its receipt of a proposed publication or release in which to submit a written notice to the CNRS Laboratory requesting that the publication or release be delayed until such time that NTI, at its expense, has filed patent applications directed to patentable subject matter contained therein in accordance with Section 6. Upon receiving any such written notice from NTI within such thirty (30) day period, the CNRS Laboratory shall take the action requested therein before publishing or otherwise releasing such publication or release. Subject to the foregoing, the CNRS Laboratory shall have the final authority to determine the scope and content of any publications.

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12. Term And Termination.
12.1 Term. This Agreement shall be effective as of the Effective Date and, unless earlier terminated by mutual agreement or in accordance with other provisions herein, shall continue in effect until the expiration of NTI’s royalty obligations under this Agreement.
12.2 Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated as follows:
(a) NTI Voluntary Termination. NTI may terminate this Agreement at any time after the third anniversary of the Effective Date by giving ninety (90) days’ written notice to Institute of its intention to terminate.
(b) Termination for Lack of Diligence. If NTI does not use Commercially Reasonable Efforts as provided for in Section 4.1, or if NTI does not fulfill its obligations under Section 4.2, then, at Institute’s sole election, Institute shall have the right, upon written notice, to terminate this Agreement in its entirety.
(c) Termination for Default. Each Party shall have the right to terminate this Agreement for default due to the other Party’s uncured failure to comply in any material respect with the terms and conditions of this Agreement. At least thirty (30) days prior to any such termination for default, the Party seeking to so terminate shall give the other Party written notice of its intention to terminate this Agreement in accordance with the provisions of this Section 12.2(c), which notice shall set forth the default(s) which form the basis for such termination. If the defaulting Party fails to correct such default(s) within thirty (30) days after receipt of notification, the other Party may terminate this Agreement upon written notice.
(d) Termination or Expiration of Research Program Term. In the event that either the Research Program Term is terminated as permitted under Section 2.6 or the Research Program Term expires prior to the three (3) year anniversary of the Effective Date, this Agreement shall automatically terminate upon the date of termination or expiration of the Research Program Term; provided, however, that this Agreement shall not so terminate if, in accordance with Section 2.6, a Clinical Candidate exists as of the date of expiration or termination of the Research Program Term.
12.3 Continuing Obligations. Except as otherwise provided above, termination of this Agreement for any reason shall not relieve the Parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing, no termination or expiration of this Agreement shall serve to terminate the rights and obligations of the Parties hereto under Sections 5.2, 5.8, 6.1, 6.2, 6.3, 10, 12.3, 12.4, and 13, and such obligations shall survive any such termination or expiration.

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12.4 Effects of Termination. If the Agreement is terminated for any reason other than for Institute’s uncured material breach of the Agreement, NTI shall, as of the date of termination of this Agreement, be deemed to have granted to Institute an exclusive (even as to NTI), worldwide, perpetual, irrevocable license, with the right to grant and authorize the grant of sublicenses, under NTI’s right, title and interest under the Program Technology to make, have made, use, import, offer for sale, and sell Products.
13. Miscellaneous.
13.1 Agency. Neither Party is, nor shall it be deemed to be, an employee, agent, co-venturer, partner or legal representative of the other Party for any purpose. Neither Party shall be entitled to enter into any contracts in the name of, or on behalf of, the other Party, nor shall either Party be entitled to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.
13.2 Successors and Assigns; Assignment. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, NTI, Institute and their respective successors and permitted assigns; provided, however, that neither NTI nor Institute may transfer or assign any of its rights and obligations hereunder without the prior written consent of the other (which consent shall not be unreasonably withheld following the conclusion of the Research Program), except that either Party may transfer or assign any of its rights and obligations hereunder to an Affiliate or a person that acquires all or substantially all of the assets of such Party to which this Agreement relates or pursuant to a merger or consolidation involving substantially all of the assets to which this Agreement relates, provided that such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement. Each Party shall notify the other within thirty (30) days prior to any such transfer, assignment, merger, sale or consolidation. The Party receiving such notices shall keep such information strictly confidential. Unless affirmed in writing by the non-assigning Party, any purported assignment in contravention of this Section 13.2 shall be null and void and of no effect. Notwithstanding the foregoing, NTI may delegate any of its obligations or responsibilities hereunder to its Affiliates and such Affiliates shall enjoy the rights extended to NTI hereunder in connection therewith; provided that NTI continues to remain responsible for its obligations and responsibilities under this Agreement.
13.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts that may be necessary or appropriate to carry out the purpose and intent of this Agreement.
13.4 Force Majeure. Neither Party shall be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such Party’s control and without such Party’s fault or negligence; provided that the affected Party notifies the unaffected Party as soon as reasonably possible, and resumes performance hereunder as soon as reasonably possible following cessation of such force majeure event. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and the Party receiving notice shall be similarly excused from its respective obligations which it is thereby disabled from performing; provided, however, that the Party providing notice commences and continues reasonable and diligent actions to cure such force majeure cause. Notwithstanding the foregoing, nothing in this Section 13.4 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

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13.5 Notices. Any notices which a party may be required or shall desire to give hereunder shall be in writing, specifically refer to this Agreement, and be addressed to the appropriate party at the address specified below or such other address as may be specified by such party in writing in accordance with this Section 13.5. Such notices shall be deemed to have been given for all purposes: (a) immediately, if delivered personally; (b) upon receipt if sent by reputable courier, such as FedEx; or (c) on the date transmitted if sent via facsimile (with confirmation of receipt generated by the transmitting machine), provided that the sender calls and notifies the recipient prior to sending the facsimile.

If to Institute:	Buck Institute for Age Research
Attn: Business Development
8001 Redwood Boulevard
Novato, CA 94945

If to NTI:	Neurobiological Technologies, Inc.
Attn: Mr. Paul Freiman
2000 Powell Street, Suite 800
Emeryville, CA 94608

If to CNRS:	Centre National de la Recherche Scientifique
Attn: Responsable de la Politique de Valorisation
3, rue Michel-Ange
75794 PARIS Cedex 16 – France
13.6 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.
13.7 Waiver. The failure of a Party to enforce any rights or provisions of the Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such Party to thereafter enforce such rights or provision or any other rights or provisions hereunder. No waiver hereunder shall be effective unless made in writing and signed by the waiving Party.
13.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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13.9 Descriptive Headings. The article, section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the articles, sections or paragraphs to which such headings apply.
13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California, without regard to conflicts of laws principles or provisions that would result in the application of the substantive laws of another jurisdiction.
13.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. In the event of such invalidity, the Parties shall seek to agree on an alternative enforceable provision that preserves the original purpose of this Agreement.
13.12 Entire Agreement of the Parties. This Agreement and the Exhibits attached hereto, constitute and contain the complete, final and exclusive understanding and agreement of the Parties hereto and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof, and no Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants or agreements, except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
13.13 Compliance with Law. Nothing in this Agreement shall be deemed to permit either Party to export, re-export or otherwise transfer any Information of the other Party transferred hereunder or the Product manufactured therefrom without complying with applicable laws.
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In Witness Whereof, the Parties hereto have, as of the Effective Date, duly executed this Agreement.

Buck Institute for Age Research		Neurobiological Technologies, Inc.

By:	/s/ James Kovach	By:	/s/ Paul E. Freiman
Name:	James Kovach	Name:	Paul E. Freiman
Title:	President and COO	Title:	President and CEO
Consent Of And Agreement By CNRS.
CNRS hereby approves the terms and conditions of this Agreement, and agrees to be bound by the terms and conditions applicable to the licenses granted under the Institute Patent Rights (Section 3), the ownership of Institute Patent Rights (Section 6.2), patent prosecution and maintenance of the Institute Patent Rights (Section 6.3), enforcement of Institute Patent Rights (Section 7.3), and CNRS’ Publication Rights (Section 11.4).
Centre National De La
Recherche Scientifique

By:	/s/ Marc J. Ledoux
Name:	Marc J. LEDOUX
Title:	Directeur de la Politique Industrielle

EXHIBIT A
Netrin-1
Netrin -1 is a protein of 604 amino acids that resides in the extracellular matrix and functions as an axon guidance molecule and trophic factor. It is a member of a relatively large family of conserved proteins and one of several netrins identified in mammals. In addition to its role in axon guidance, netrins also mediate the migration of neuron, glial oligodendrocyte precursors and mesodermal cells during embryogenesis. In addition, netrin-1 blocks programmed cell death mediated by DCC and UNC5H1-3.

EXHIBIT B
Principal Investigators
Neurobiological Technologies, Inc. – Lisa Carr, MD, PhD
Buck Institute – Dale Bredesen, MD

EXHIBIT C
Research Plan
* * *

* * *	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission. A total of 11 pages has been omitted.